UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MYRIAD GENETICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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MYRIAD GENETICS, INC.

October 16, 2006

Dear Stockholder,

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Myriad Genetics, Inc. to be held at 9:00 a.m., MST, on Thursday, November 16, 2006, at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108. The attached notice of annual meeting and proxy statement describe the business we will conduct at the Annual Meeting and provide information about Myriad Genetics, Inc. that you should consider when you vote your shares.

At the Annual Meeting, two persons will be elected to the Board of Directors. We will also seek stockholder approval of increases in the aggregate number of shares for which stock options may be granted under our 2003 Employee, Director and Consultant Stock Option Plan and our Employee Stock Purchase Plan. In addition, we will ask stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2007. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reading the proxy statement, you are urged to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

Peter D. Meldrum

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY CARD PROMPTLY.

MYRIAD GENETICS, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m. MST

DATE:	Thursday, November 16, 2006

PLACE:	The offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108

PURPOSES:

1.	To elect two members to the Board of Directors to serve three-year terms expiring in 2009.

2.	To approve a proposed amendment to our 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of our common stock available for issuance under this plan by 1,500,000 shares.

3.	To approve a proposed amendment to our Employee Stock Purchase Plan to increase the number of shares of our common stock available for issuance under this plan by 400,000 shares.

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007.

5.	To consider any other business that is properly presented at the Annual Meeting and any adjournments thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Myriad Genetics, Inc. common stock at the close of business on September 29, 2006. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Richard M. Marsh

Secretary

October 16, 2006

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	1
Why Did You Send Me this Proxy Statement?	1
Who Can Vote?	1
How Many Votes Do I Have?	1
How Do I Vote?	1
How Does the Board of Directors Recommend That I Vote on the Proposals?	2
May I Revoke My Proxy?	2
What if I receive More Than One Proxy Card?	2
Will My Shares be Voted if I Do Not Return My Proxy Card?	3
What Vote is Required to Approve Each Proposal and How are Votes Counted?	3
Who Will Bear the Costs of Soliciting these Proxies?	4
How Many Shares Must be Present in Order to Hold the Annual Meeting?	4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
MANAGEMENT	7
The Board of Directors	7
Committees of the Board of Directors and Meetings	9
Stockholder Communications to the Board	11
Compensation of Directors	12
Executive Officers	12
EXECUTIVE COMPENSATION	15
Summary Compensation Table	15
Option Grants in Last Fiscal Year	16
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	16
Equity Compensation Plan Information	17
Employment Contracts, Termination of Employment and Change in Control Arrangements	17
Performance Graph	19
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	20
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	22
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
CORPORATE CODE OF CONDUCT AND ETHICS	23
NOTICE ITEM 1: ELECTION OF DIRECTORS	24
NOTICE ITEM 2: INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER OUR 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN	25
General	25
Material Features of the 2003 Plan	25
Federal Income Tax Considerations	27
NOTICE ITEM 3: INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK MAY BE ISSUED PURSUANT TO OUR EMPLOYEE STOCK PURCHASE PLAN	29
General	29
Material Features of the Plan	29
Certain Federal Income Tax Consequences	29
NOTICE ITEM 4: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31
Change in Certifying Accountant	31
Audit and Non-Audit Fees	31
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	32
OTHER MATTERS	32
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR	33

MYRIAD GENETICS, INC.

320 WAKARA WAY

SALT LAKE CITY, UTAH 84108

(801) 584-3600

PROXY STATEMENT FOR THE MYRIAD GENETICS, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Myriad Genetics, Inc., is soliciting your proxy to vote at the 2006 Annual Meeting of stockholders to be held at our offices, 320 Wakara Way, Salt Lake City, Utah 84108, on Thursday, November 16, 2006, at 9:00 a.m., MST, and any adjournments of the meeting. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

On October 16, 2006 we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with the proxy statement, our 2006 annual report, which includes our financial statements for the fiscal year ended June 30, 2006. You can also find a copy of our 2006 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.myriad.com.

Who Can Vote?

Only stockholders who owned Myriad Genetics, Inc. common stock at the close of business on September 29, 2006 are entitled to vote at the Annual Meeting. On this record date, there were 39,734,460 shares of our common stock outstanding and entitled to vote. Myriad Genetics, Inc. common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to our Secretary a signed statement of revocation or a duly executed proxy card bearing a later date. Any stockholder who has executed a proxy card but attends the meeting in person may revoke the proxy and vote at the meeting.

How Many Votes Do I Have?

Each share of Myriad Genetics, Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates, you may vote by mail or in person. If by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•	By mail. Complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the two nominees for director;

•	“FOR” the amendment to our 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of our common stock available for issuance under this plan by 1,500,000 shares;

•	“FOR” the amendment to our Employee Stock Purchase Plan to increase the number of shares of our common stock available for issuance under this plan by 400,000 shares; and

•	“FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2007.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•	if your shares are held in street name, re-voting by Internet or by telephone as instructed above; only your latest Internet or telephone vote will be counted;

•	notifying our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the discretionary authority to vote your unvoted shares on both Proposals 1 and 4 even if it does not receive instructions from you. We encourage you to provide voting instructions. Banks, brokers and nominees do not have discretionary authority to vote unvoted shares on Proposals 2 and 3. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We have adopted a policy on plurality votes for the election of directors which is described in Item 1—Election of Directors of this proxy statement.

Proposal 2: Approve Amendment to Increase the Shares Available Under Our 2003 Employee, Director and Consultant Stock Option Plan	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the amendment to the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal; therefore, any shares not voted by a customer will be treated as a broker non-vote, such broker non-votes will have no effect on the results of this vote.

Proposal 3: Approve Amendment to Increase the Shares Available Under our Employee Stock Purchase Plan	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve the amendment to the Myriad Genetics, Inc. Employee Stock Purchase Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal; therefore, any shares not voted by a customer will be treated as a broker non-vote, such broker non-votes will have no effect on the results of this vote.

Proposal 4: Ratify Selection of Independent Public Accounting Firm	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007, our Audit Committee of our Board of Directors will reconsider its selection.

Who Will Bear the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

How Many Shares Must be Present in Order to Hold the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. If a quorum is not represented at the meeting, the meeting cannot take place. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 1, 2006 for (a) the executive officers named in the Summary Compensation Table on page 15 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder that we know to be the beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of September 1, 2006 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 39,718,025 shares of common stock outstanding on September 1, 2006.

	Shares Beneficially Owned (1)
Name and Address**	Number	Percent
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	3,977,590	10.0%
FMR Corp. (3) 82 Devonshire Street Boston, MA 02109	3,865,312	9.7%
Platinum Asset Management Limited, as trustee for the Platinum Asset Management Trust (4)	1,997,798	5.0%
Level 4, 55 Harrington Street Sydney NSW 2000, Australia
Mark H. Skolnick, Ph.D. (5)	1,041,399	2.6%
Peter D. Meldrum (6)	707,433	1.8%
Adrian N. Hobden Ph.D. (7)	595,304	1.5%
Gregory C. Critchfield M.D. (8)	459,214	1.1%
Jay M. Moyes (9)	426,139	1.1%
Walter Gilbert, Ph.D. (10)	125,940	*
Arthur H. Hayes, Jr., M.D. (11)	105,000	*
Linda S. Wilson, Ph.D. (12)	87,500	*
Robert S. Attiyeh (13)	33,000	*
John T. Henderson, M.D. (14)	32,000	*
Dennis H. Langer, M.D., J.D. (15)	30,000	*
All current executive officers and directors as a group (18 persons) (16)	4,783,335	11.0%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
**	Addresses are given for beneficial owners of more than 5% of the outstanding common stock only.
(1)	Attached to each share of common stock is a Preferred Share Purchase Right to acquire one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share, which Preferred Share Purchase Rights are not presently exercisable.
(2)	This information is based solely on a Schedule 13G filed on February 14, 2006 with the Securities and Exchange Commission. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	This information is based solely on a Schedule 13G filed on January 10, 2006 with the Securities and Exchange Commission. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is deemed to be the beneficial owner of 3,862,383 of these shares as a result of acting as investment adviser to various investment companies, one of which, Fidelity Small Cap Stock Fund, holds 1,918,100 shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, each has sole power to dispose of but not to vote or direct the voting of these shares, as such voting power resides with the funds’ Boards of Trustees. In addition, Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 2,929 of these shares as a result of its serving as investment manager of institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole power to dispose of and to vote or to direct the voting of these shares.
(4)	This information is based solely on a Schedule 13G filed on February 14, 2006 with the Securities and Exchange Commission. Platinum Asset Management Limited, as trustee for the Platinum Asset Management Trust has sole voting authority over and sole authority to dispose of all of the shares.
(5)	Includes shares held directly by Dr. Skolnick and his wife, shares held by a family limited partnership of which Dr. Skolnick is a general partner, and shares held in a grantor retained annuity trust. Also includes 473,496 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(6)	Includes 455,279 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(7)	Includes 549,024 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(8)	Includes 414,222 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(9)	Includes shares held directly by Mr. Moyes and his children. Also includes 394,861 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(10)	Includes 22,970 shares of common stock owned by Dr. Gilbert’s wife, as to which Dr. Gilbert disclaims beneficial ownership. Also includes 90,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(11)	Consists solely of shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(12)	Includes 86,400 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(13)	Includes 30,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(14)	Includes 30,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(15)	Consists solely of shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006.
(16)	See Notes 6-15 above. Also includes 1,088,436 shares of common stock subject to currently exercisable options and options exercisable within 60 days of September 1, 2006 held by other executive officers.

MANAGEMENT

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of eight members, classified into three classes as follows: Robert S. Attiyeh and John T. Henderson, M.D. constitute a class with a term which expires at the upcoming annual meeting (the “Class I directors”); Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. constitute a class with a term ending in 2007 (the “Class II directors”); and Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and Dennis H. Langer, M.D., J.D. constitute a class with a term ending in 2008 (the “Class III directors”).

On September 6, 2006, our Board of Directors accepted the recommendation of the Nominating and Governance Committee and voted to nominate Mr. Attiyeh and Dr. Henderson for election at the Annual Meeting for a term of three years to serve until the 2009 annual meeting of stockholders, and until their respective successors have been elected and qualified, or until their earlier death, resignation, retirement or removal.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices at Myriad, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

NAME	AGE	POSITION WITH MYRIAD
John T. Henderson, M.D.	62	Chairman of the Board of Directors
Walter Gilbert, Ph.D.	74	Vice Chairman of the Board of Directors
Peter D. Meldrum	59	President, Chief Executive Officer, Director
Mark H. Skolnick, Ph.D.	60	Chief Scientific Officer, Director
Robert S. Attiyeh	72	Director
Arthur H. Hayes, Jr., M.D.	73	Director
Dennis H. Langer, M.D., J.D.	55	Director
Linda S. Wilson, Ph.D.	69	Director

John T. Henderson, M.D. has been a Director of Myriad since May 2004 and Chairman of the Board of Directors since April 2005. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in December 2000, Dr. Henderson was with Pfizer for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for the Europe, U.S. and International Pharmaceuticals groups at Pfizer. Dr. Henderson earned his bachelor’s and medical degree from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.).

Walter Gilbert, Ph.D., Vice Chairman of the Board of Directors, joined Myriad as a founding scientist and Director in March 1992. Dr. Gilbert won the Nobel Prize in Chemistry in 1980 for his contributions to the development of DNA sequencing technology. He was a founder of Biogen, Inc. (now Biogen Idec Inc.) and its Chairman of the Board and Chief Executive Officer from 1981 to 1985. He has held professorships at Harvard University in the Departments of Physics, Biophysics, Biology, Biochemistry and Molecular Biology, and Molecular and Cellular Biology. Dr. Gilbert currently is a Carl M. Loeb University Research Professor Emeritus at Harvard University and serves on the Board of Directors of Memory Pharmaceuticals Corp., and as a General Partner of BioVentures Investors II Investment Fund.

Peter D. Meldrum has been a Director of Myriad since its inception in May 1991 and has been our President and Chief Executive Officer since November 1991. Prior to joining us he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He received a honorary Doctorate in Science from Westminster College, an M.B.A. from the University of Utah in 1974 and a B.S. in Chemical Engineering from the University of Utah in 1970.

Mark H. Skolnick, Ph.D., a scientific founder of Myriad, has been a Director since our inception in 1991 and has served as Chief Scientific Officer since 1997. Dr. Skolnick was also our Executive Vice President of Research and Development from our inception in 1991 through July 2000. Dr. Skolnick and several colleagues were the first to conceive of using restriction fragment length polymorphism technology as genetic markers, a breakthrough that underpins the Human Genome Project. He received his Ph.D. in Genetics from Stanford University in 1975, and a B.A. in Economics from the University of California at Berkeley in 1968.

Robert S. Attiyeh joined Myriad as a Director in December 2003. Mr. Attiyeh has been a manager of Beacon Hill Properties, LLC, a real estate investment firm, from 1998 to the present. Mr. Attiyeh served Amgen as its Chief Financial Officer and Senior Vice President, Finance and Corporate Development from 1994 to 1998. Prior to joining Amgen, he was a director of McKinsey and Company, a management-consulting firm, from 1967 to 1994. He served as a Director of the Federal Reserve Bank of San Francisco from 1987 through 1992, and Chairman of the Federal Reserve Bank’s Audit Review Committee from 1988 through 1992. He received his MBA from Harvard University in 1961 and his bachelor’s degree in electrical engineering from Cornell University. Mr. Attiyeh currently serves on the Board of Directors of International Rectifier Corporation.

Arthur H. Hayes, Jr., M.D., a Director of Myriad since November 1992, served as Commissioner of the U.S. Food and Drug Administration from 1981 to 1983. Since 1991 he has served as the President and COO of Mediscience Associates. From 1986 to 1991, Dr. Hayes served as the President and CEO of EM Pharmaceuticals, Inc., the United States affiliate of E. Merck of Darmstadt, Germany. He also served as Provost and Dean of New York Medical College from 1983 to 1986. Dr. Hayes serves on the Board of Directors of Tapestry Pharmaceuticals, Inc. and Celgene Corporation. He also serves on the Board of Directors of the Macy Foundation.

Dennis H. Langer, M.D., J.D., has been a Director of Myriad since May 2004. Since August 2005, Dr. Langer has served as Managing Partner of Phoenix IP Ventures. From January 2004 to July 2005, Dr. Langer served as President, North America for Dr. Reddy’s Laboratories, Inc. From September 1994 until January 2004, Dr. Langer held several high-level positions at GlaxoSmithKline, and its predecessor, SmithKline Beecham, including most recently as a Senior Vice President of Research and Development. He has a broad base of experience in innovative R&D companies such as Eli Lilly, Abbott and GD Searle. He is also a Clinical Professor at the Department of Psychiatry, Georgetown University School of Medicine. Dr. Langer has earned a J.D. (cum laude) from Harvard Law School, an M.D. from Georgetown University School of Medicine, and a B.A. in Biology from Columbia University. Dr. Langer currently serves on the Board of Directors of Cytogen Corporation and Sirna Therapeutics, Inc.

Linda S. Wilson, Ph.D., a Director of Myriad since October 1999, served as President of Radcliffe College, Cambridge, MA from 1989 to 1999. Dr. Wilson has also served as Vice President for Research, University of Michigan, and as Associate Vice Chancellor for Research and Associate Dean of the Graduate College, University of Illinois. Dr. Wilson is a member of the Institute of Medicine of the National Academy of Sciences. She served seven years as a Trustee and three years as an Honorary Trustee of the Massachusetts General Hospital, and six years on the Board of Visitors of the University of Wisconsin College of Letters and Science. She served on the Boards of Directors for INACOM, Inc. and ICANN (the Internet Corporation for Assigned Names and Numbers) until June 2003. She is also a Trustee of Tulane University, a Trustee of the Murphy Foundation, and a Director of Friends of the DaPonte String Quartet. Dr. Wilson received her Ph.D. in Chemistry from the University of Wisconsin and her B.A. in Chemistry from Newcomb College, Tulane University.

Our Board has determined that the following members of the Board qualify as independent under the definition promulgated by The Nasdaq Stock Market, Inc.: Mr. Attiyeh, Dr. Gilbert, Dr. Hayes, Dr. Henderson, Dr. Langer, and Dr. Wilson.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended June 30, 2006 (“Fiscal 2006”) there were five meetings of the Board of Directors, and the various committees of the Board met a total of 10 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during Fiscal 2006, except for Dr. Hayes who had scheduling conflicts during two of the Board meetings and one of the two meetings of committees on which he served. The Board has adopted a policy under which each member of the Board is encouraged but not required to attend each annual meeting of our stockholders. At the time of our 2005 Annual Meeting of stockholders we had eight board members, seven of whom attended the 2005 meeting.

Audit Committee. Our Audit Committee met five times during Fiscal 2006. This committee currently has three members, Mr. Attiyeh (Chairman), Dr. Gilbert and Dr. Wilson. Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The Nasdaq Stock Market, Inc., as such standards apply specifically to members of audit committees. The Board has determined that Mr. Attiyeh is an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee. Our Compensation Committee met three times during Fiscal 2006. This committee currently has three members, Dr. Langer (Chairman), Dr. Gilbert, and Dr. Henderson. Our Compensation Committee administers our stock plans and reviews, approves and makes recommendations on our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee also is responsible for recommending to the independent members of our Board the compensation of our Chief Executive Officer, and shall conduct its decision making process with respect to that issue without the Chief Executive Officer present. All members of the Compensation Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market, Inc. Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Governance Committee. Our Nominating and Governance Committee met two times during Fiscal 2006 and has three members, Dr. Wilson (Chairman), Dr. Hayes and Dr. Langer. This committee’s role is to evaluate and make recommendations to the full Board as to the size and composition of the Board and its committees, to evaluate and make recommendations as to potential candidates, and to develop and recommend to the Board corporate governance guidelines applicable to Myriad. The committee also oversees the annual Board performance evaluations submitted anonymously by each member of the Board, as well as Myriad’s policy on plurality voting for director elections, which is described in Item 1—Election of Directors of this proxy statement. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market, Inc. The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. For each annual meeting, the Nominating and Governance Committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least 5% of our common stock for at least one year. All stockholder recommendations for proposed director nominees must be in writing to the Nominating and Governance Committee, care of Myriad’s Secretary at 320 Wakara Way, Salt Lake City, Utah 84108, and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•	name, address and telephone number of the recommending stockholder;

•	the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

•	if the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission, together with a statement of the length of time that the shares have been held); and

•	a statement from the recommending stockholder as to a good faith intention to continue to hold such shares through the date of the next annual meeting.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	the information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act of 1933, as amended;

•	a description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•	a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding Myriad; and

•	the contact information of the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the board and to the governance of Myriad and must state whether, in its view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the Nominating and Governance Committee and interviewed if the committee chooses to do so in its discretion, and (ii) if nominated and elected, to serve as a director.

For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, including the following threshold criteria:

•	candidates should possess the highest personal and professional standards of integrity and ethical values;

•	candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

•	candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of Myriad;

•	candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•	candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•	candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including, governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

•	candidates must have, and be prepared to devote, adequate time to the Board of Directors and its committees.

In addition, the Nominating and Governance Committee will also take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the Securities and Exchange Commission and by The Nasdaq Stock Market, Inc.

The foregoing summary of our corporate governance policies is qualified in its entirety and subject to the terms of such policies as modified by the Board of Directors from time to time. The following corporate governance documents are publicly available on the Investor Relations—Corporate Governance section of our website at www.myriad.com:

•	Corporate Governance Principles;

•	Corporate Code of Conduct and Ethics;

•	Nominating and Governance Committee Charter;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Policy on Annual Shareholder Meeting Attendance by Directors;

•	Policy on Security Holder Communications with Directors;

•	Policy on Security Holder Recommendation of Candidates for Election as Directors;

•	Procedures for Security Holders Submitting Nominating Recommendations

•	Policy Regarding Qualifications of Directors;

•	Policy For Handling Complaints Regarding Accounting and Auditing Matters and Code of Conduct Matters;

•	Policy on Plurality Vote for Director Elections;

•	Policy on Limiting Service on Public Company Boards; and

•	Policies on New Director Orientation and Continuing Education.

Compensation Committee Interlocks and Insider Participation. Our Compensation Committee currently has three members, Dr. Langer (Chairman), Dr. Gilbert, and Dr. Henderson. None of our executive officers is a member of the Compensation Committee, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-3600. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board or a designated member of the Board at 320 Wakara Way, Salt Lake City, Utah 84108.

Compensation of Directors

We pay each non-employee director the following cash fees:

Annual retainer:	$25,000 (25% paid following each quarter of service)
$10,000 additional retainer for the Chairman of the Board and Chairman of the Audit Committee (25% paid following each quarter of service)

Attendance:	$3,000 for each Board meeting
$2,000 for each telephonic Board meeting
$2,000 for each Committee meeting or telephonic Committee meeting

All directors are reimbursed for their out-of pocket expenses incurred in attending meetings.

Directors who are not our employees or an employee of any of our affiliates are entitled to receive options under our 2003 Employee, Director and Consultant Stock Option Plan (the “2003 Plan”). The 2003 Plan provides for an automatic annual grant (on the date of our annual meeting of stockholders) to each non-employee director of a non-qualified option to purchase 15,000 shares of common stock, at an exercise price equal to the fair market value of the common stock on the grant date. In addition, it is our policy to grant a non-qualified option to purchase 15,000 shares of common stock, at an exercise price equal to the fair market value of the common stock on the grant date, to each new non-employee director upon initial election to the Board. Options granted under the 2003 Plan to non-employee directors vest in three equal installments beginning on the first anniversary of the date of grant, assuming continued membership on the Board. Options to purchase a total of ninety thousand 90,000 shares were granted to the following non-employee directors during Fiscal 2006:

Director	Options	Date of Grant
Robert S. Attiyeh	15,000 shares	January 6, 2006
Walter Gilbert, Ph.D.	15,000 shares	January 6, 2006
Arthur H. Hayes, Jr., M.D.	15,000 shares	January 6, 2006
John T. Henderson, M.D.	15,000 shares	January 6, 2006
Dennis H. Langer, M.D., J.D.	15,000 shares	January 6, 2006
Linda S. Wilson, Ph.D.	15,000 shares	January 6, 2006

Options granted during Fiscal 2006 to any named executive officers serving on the Board are reported under “Executive Compensation—Option Grants in Last Fiscal Year.”

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors.

Name	Age	Position
Mark C. Capone	44	Chief Operating Officer, Myriad Genetic Laboratories, Inc.
Gregory C. Critchfield, M.D.	54	President, Myriad Genetic Laboratories, Inc.
James S. Evans	43	Vice President Finance
Adrian N. Hobden, Ph.D.	53	President, Myriad Pharmaceuticals, Inc.
William A. Hockett III	49	Executive Vice President of Corporate Communications
Jerry S. Lanchbury, Ph.D.	47	Executive Vice President of Research
W. Wayne Laslie	61	Chief Operating Officer, Myriad Pharmaceuticals, Inc.
Richard M. Marsh, Esq.	48	Executive Vice President, General Counsel, Secretary
Jay M. Moyes	52	Chief Financial Officer and Treasurer
S. George Simon	45	Executive Vice President of Business Development

Mark C. Capone, Chief Operating Officer since February 2006 of Myriad Genetics Laboratories, Inc., a wholly owned subsidiary of Myriad, joined us in October 2002 as our Senior Vice President of Sales. Prior to joining Myriad, Mr. Capone served 17 years with Eli Lilly and Company, where he held positions as Product Development Manager, Manufacturing Plant Manager, and Area Sales Director. Mr. Capone received his B.S. degree in Chemical Engineering from Penn State University, graduating with highest distinction, his M.S. degree in Chemical Engineering from Massachusetts Institute of Technology, and his M.S. in Management from Massachusetts Institute of Technology.

Gregory C. Critchfield, M.D., President of Myriad Genetic Laboratories, Inc., a wholly owned subsidiary of Myriad, joined us in July 1998. Dr. Critchfield previously served as Senior Vice President, Chief Medical and Scientific Officer of Quest Diagnostics (formerly Corning Clinical Laboratories). Prior to Quest Diagnostics, Dr. Critchfield was Director of Clinical Pathology for Intermountain Health Care. Dr. Critchfield received his M.D. from the University of Utah and his M.S. in Biophysical Sciences from the University of Minnesota. He is Board Certified in Clinical Pathology.

James S. Evans, Vice President Finance joined us in 1995. Mr. Evans served as Myriad’s Corporate Controller from 1995 until July 2005, when he was named Vice President, Finance. Mr. Evans began his career in the Audit/Attestation division of the international accounting firm KPMG, LLP, where he held several positions. He worked as the Controller for Genmark, Inc. and Shaperite Concepts, Ltd. prior to joining Myriad. Mr. Evans received a B.S. and Master of Accounting degrees from Brigham Young University and is a Certified Public Accountant licensed in the State of Utah.

Adrian N. Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc., a wholly owned subsidiary of Myriad, joined us in October 1998. Dr. Hobden previously served as Director, Global Biotechnology Ventures with Glaxo Wellcome Inc. During Dr. Hobden’s 17-year tenure with Glaxo, he held several senior management positions, including heading the Genetics, Molecular Science and Pharmacology Research Department before undertaking the directorship. Dr. Hobden received his Ph.D. from Leicester University in Microbiology/Molecular Biology and his B.A. in Biochemistry from Cambridge University.

William A. Hockett III, Executive Vice President of Corporate Communications, joined us in September 1993, serving as Vice President of Marketing for Myriad Genetic Laboratories prior to assuming the head communications position. Over 19 years in the medical diagnostics industry, in research, sales and marketing roles, Mr. Hockett managed a diverse range of immunological products and services. He was most recently Marketing Manager for a line of over 120 products for Diagnostic Products Corporation in Los Angeles. Mr. Hockett received his B.A. in Biochemistry from the University of California, Santa Cruz.

Jerry S. Lanchbury, Ph.D., Executive Vice President of Research, joined us in September 2002. Dr. Lanchbury came to us from GKT School of Medicine, King’s College where he had served as Reader in Molecular Immunogenetics and Head of Molecular Immunogenetics Unit since 1997. Dr. Lanchbury earned his Ph.D. from the University of Newcastle upon Tyne and 1st Class Honours, B.Sc. “Biology of Man & his Environment” degree from the University of Aston.

W. Wayne Laslie, Chief Operating Officer of Myriad Pharmaceuticals, Inc., a wholly owned subsidiary of Myriad, joined us in October 2004. Mr. Laslie came to us after working, beginning in 2003, as President and Chief Executive Officer of Cappharma Services, a global pharmaceutical marketing consulting firm. From 1998 until 2003 Mr. Laslie served as Executive Vice President of Otsuka America Pharmaceutical, Inc. Mr. Laslie has also worked in various positions with Aventis and Pfizer during his career. He received his B.S. degree in Biology from Georgia State University and earned his M.S. in Microbiology from the University of Georgia.

Richard M. Marsh, Esq., Executive Vice President, General Counsel and Secretary since joining us in November 2002, previously served as Director of Intellectual Property (2001-2002), Acting General Counsel and Secretary (2000-2001), and Director of Commercial Legal Affairs (1998-2000) for Iomega Corporation. Mr. Marsh served as a partner with the law firm of Parsons, Behle & Latimer in Salt Lake City from 1989 to

1998. Mr. Marsh received his L.L.M.-Taxation degree from Georgetown University Law Center, his J.D. degree, Magna Cum Laude, from the Thomas M. Cooley Law School, and a B.S. degree in accounting from Brigham Young University, and is a Certified Public Accountant. Mr. Marsh currently serves on the board of several not-for-profit organizations.

Jay M. Moyes, has served as our Chief Financial Officer and Treasurer since June 1996. Mr. Moyes previously served as our Vice President of Finance from July 1993 until July 2005. From 1991 into 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. degree from the University of Utah, a B.A. degree in economics from Weber State University, and is a Certified Public Accountant. Mr. Moyes currently serves on the Board of Directors of Osiris Therapeutics, Inc.

S. George Simon, Executive Vice President of Business Development, joined Myriad in June 2000. Mr. Simon previously served as Vice President, Corporate Development with MorphGen Pharmaceuticals, Inc., a biopharmaceutical company working in musculoskeletal tissue repair, from 1999 through 2000. Prior to his time with MorphGen, Mr. Simon was Senior Director, Corporate Development for the VivoRx group of companies, which developed biotechnology and biopharmaceutical products in oncology and cell therapy, from 1994 through 1998. Mr. Simon received his Certificate in International Business Management from the University of California, Los Angeles and his B.S. in Business Administration from California State University, Long Beach.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the three fiscal years ended June 30, 2006 to our Chief Executive Officer and each of our four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended June 30, 2006.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options(#)	All Other Compensation (1)
Peter D. Meldrum	2006	$615,475	$338,960	81,000	$8,284
President and Chief	2005	$580,475	$290,609	95,000	$9,084
Executive Officer	2004	$520,518	$240,507	75,000	$8,069

Gregory C. Critchfield, M.D.	2006	$424,475	$200,710	72,000	$12,612
President, Myriad Genetic	2005	$400,475	$170,609	85,000	$4,757
Laboratories, Inc.	2004	$370,518	$152,507	65,000	$8,069

Adrian N. Hobden, Ph.D.	2006	$424,475	$200,710	72,000	$8,809
President, Myriad	2005	$400,475	$170,609	85,000	$8,490
Pharmaceuticals, Inc.	2004	$370,518	$157,507	65,000	$6,707

Jay M. Moyes	2006	$326,975	$160,710	67,000	$8,885
Chief Financial Officer	2005	$308,475	$100,609	75,000	$8,907
	2004	$270,518	$120,507	70,000	$6,520

Mark H. Skolnick, Ph.D.	2006	$342,043	$130,710	51,000	$9,103
Chief Scientific Officer	2005	$326,672	$105,609	60,000	$9,911
	2004	$273,170	$105,507	65,000	$5,873

(1)	All Other Compensation includes (i) the dollar value of premiums paid by us with respect to term life insurance for the benefit of each named executive officer and (ii) our matching contributions made under our 401(k) plan on behalf of each named executive officer. During the fiscal year ended June 30, 2006, we paid $84.36 of term life insurance premiums for each named executive officer with the balance of All Other Compensation resulting from our matching 401(k) plan contributions.

Option Grants in Last Fiscal Year

The following table shows grants of stock options that we made during the fiscal year ended June 30, 2006 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted (#) (1)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/ Share)	Expiration Date

Name					5%	10%
Peter D. Meldrum	45,000	3.38%	$20.56	9/14/2015	$581,853	$1,474,531
	36,000	2.70%	$24.40	2/16/2016	$552,421	$1,399,943
Gregory C. Critchfield, M.D.	40,000	3.00%	$20.56	9/14/2015	$517,203	$1,310,694
	32,000	2.40%	$24.40	2/16/2016	$491,041	$1,244,394
Adrian N. Hobden, Ph.D.	40,000	3.00%	$20.56	9/14/2015	$517,203	$1,310,694
	32,000	2.40%	$24.40	2/16/2016	$491,041	$1,244,394
Jay M. Moyes	35,000	2.63%	$20.56	9/14/2015	$452,553	$1,146,857
	32,000	2.40%	$24.40	2/16/2016	$491,041	$1,244,394
Mark H. Skolnick, Ph.D.	26,000	1.95%	$20.56	9/14/2015	$336,182	$851,951
	25,000	1.88%	$24.40	2/16/2016	$383,626	$972,183

(1)	The options were granted pursuant to our 2003 Plan. Options terminate ten years after the grant date, subject to earlier termination in accordance with our 2003 Plan and the applicable option agreement. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the closing price of the common stock on the NASDAQ Global Select Market on the trading day immediately preceding the grant date.
(2)	Options granted vest 25% upon each anniversary date of the date of grant. Option vesting will accelerate upon a change of control of Myriad in accordance with the Executive Retention Agreements described below under “Employment Contracts, Termination of Employment and Change in Control Arrangements.”
(3)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment with us through the option exercise period, and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows information regarding exercises of options to purchase our common stock by each executive officer named in the Summary Compensation Table during the fiscal year ended June 30, 2006. The table also shows the aggregate value of options held by each executive officer named in the Summary Compensation Table as of June 30, 2006. The value of the unexercised in-the-money options at fiscal year end is based on a value of $25.25 per share, the closing price of our stock on the NASDAQ Global Select Market on June 30, 2006, less the per share exercise price.

	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of the Unexercised In-The-Money Options at Fiscal Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter D. Meldrum	17,858	$260,770	444,029	81,000	$2,417,897	$241,650
Gregory C. Critchfield, M.D.	35,556	$622,962	404,222	72,000	$2,689,759	$214,800
Adrian N. Hobden, Ph.D. (2)	5,000	$104,425	539,024	72,000	$5,298,699	$214,800
Jay M. Moyes	30,888	$357,783	386,111	67,000	$2,799,611	$191,350
Mark H. Skolnick	65,000	$900,447	466,996	51,000	$4,307,626	$143,190

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2)	Does not include options to purchase 145 shares of the common stock of our wholly owned subsidiary, Myriad Pharmaceuticals, Inc. These options were granted simultaneously with options granted pursuant to our 2002 Amended and Restated Stock Option Plan (the “2002 Plan”). If Dr. Hobden exercises the options granted under the 2002 Plan in whole or in part, a pro-rata number of the corresponding Myriad Pharmaceuticals, Inc. options will terminate. If Dr. Hobden exercises the Myriad Pharmaceuticals, Inc. options, in whole or in part, all of the outstanding corresponding options granted under the 2002 Plan will terminate as of the date of such exercise.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2006.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	8,014,582	$25.92	732,668
Equity compensation plans not approved by security holders	0	0.00	0
Total	8,014,582	$25.92	732,668

(1)	These plans consist of our 2002 Amended and Restated Stock Option Plan, our 2003 Employee, Director and Consultant Stock Option Plan and our Employee Stock Purchase Plan. Does not include the additional 1,500,000 shares under the 2003 Plan or the 400,000 shares under our Employee Stock Purchase Plan that would be available for issuance if proposals 2 and 3 are approved at the Annual Meeting. No shares are available for issuance under our 2002 Plan.

Employment Contracts, Termination of Employment and Change in Control Arrangements

We entered into employment agreements with no defined term with Mr. Meldrum, Dr. Critchfield, Mr. Moyes and Dr. Skolnick in May 1993, July 1998, July 1993, and January 1994, respectively. Pursuant to each of these agreements, either party may terminate employment without cause at any time upon 15 days written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and will not compete with us during the term of employment.

We entered into an employment agreement with no defined term with Dr. Hobden in October 1998. Pursuant to the agreement, either party may terminate employment with or without cause, provided that Dr. Hobden must provide us with 30 days written notice. If we terminate Dr. Hobden without cause or if Dr. Hobden terminates his employment as a result of a reduction of his responsibilities after a change in control of Myriad, then we must pay Dr. Hobden’s salary for 12 months following termination. The employment agreement also provides that Dr. Hobden will not disclose any of our confidential information during and after employment and will not compete with us during the term of employment.

On February 17, 2005, we entered into an Executive Retention Agreement (the “Retention Agreement”) with each of the named executive officers. Under the terms of the Retention Agreement, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from Myriad for “Good Reason” within 24 months of a “Change in Control” (each as defined in the Retention Agreement), the executive officer will receive: (i) all salary earned through the date of termination, as well as a pro rata bonus and any compensation previously deferred; (ii) an amount equal to three times the executive’s highest annual base salary and three times the executive’s highest annual bonus at Myriad during the three-year period prior to the Change in Control; (iii) continued benefits for 36 months after the date of termination; (iv) outplacement services in an aggregate amount of up to $25,000; and (v) a gross-up payment with respect to any excise taxes or penalties due on account of any payments made to the executive under the Retention Agreement. In addition, upon the occurrence of a Change in Control, all of the executive’s stock options shall become fully vested.

Unless the terms of the Retention Agreement are either satisfied or expire on the date which is 24 months after a Change in Control, the Retention Agreement will continue in effect through December 31, 2015 and thereafter for one year terms unless we provide notice of non-renewal at least 90 days prior to the end of each term.

In addition, the options issued to each of our non-employee directors will become fully exercisable upon a change of control of Myriad pursuant to their terms.

On June 16, 2006, the Compensation Committee of the Board of Directors approved the 2007 fiscal year annual base salaries under the employment agreements with each of the named executive officers, effective July 1, 2006, as follows:

Name and Position	Fiscal 2007 Base Salary ($)
Peter D. Meldrum	676,500
Gregory C. Critchfield, M.D.	465,000
Adrian N. Hobden, Ph.D.	465,000
Jay M. Moyes	355,000
Mark H. Skolnick, Ph.D. (1)	480,600

(1)	Dr. Skolnick is compensated on an hourly basis. Base salary information reflects an annualized salary based on 2,080 hours worked in a fiscal year. Actual amounts paid to Dr. Skolnick may vary significantly depending on the actual number of hours worked.

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on June 29, 2001 and ending on June 30, 2006 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period; by (B) our share price at the beginning of the measurement period) with the cumulative total return of The Nasdaq Stock Market, Inc. and the Nasdaq Health Services Stock Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

	6/29/01	6/28/02	6/30/03	6/30/04	6/30/05	6/30/06
Myriad Genetics, Inc.	$100.00	$32.12	$21.30	$23.56	$24.72	$39.88
Nasdaq Stock Index (U.S.)	$100.00	$68.12	$75.63	$95.33	$96.36	$102.50
Nasdaq Health Services Stocks	$100.00	$98.18	$103.36	$153.47	$193.93	$222.41

Information used on the graph was obtained from the CRSP Total Return Indexes, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Overview

This report is submitted by the Compensation Committee of the Board of Directors of Myriad Genetics, Inc., which is composed entirely of independent directors as such term is defined by the rules of The Nasdaq Stock Market, Inc. The Compensation Committee, which consists of Dr. Langer (Chairman), Dr. Gilbert, and Dr. Henderson, is responsible for establishing and administering Myriad’s executive compensation policies. This report addresses the compensation policies for fiscal year 2006 as they affected Mr. Meldrum, in his capacity as Myriad’s President and Chief Executive Officer, and Myriad’s other executive officers.

General Compensation Policy

The objectives of Myriad’s executive compensation program are to:

•	Provide a competitive compensation package that will attract and retain superior talent and reward performance.

•	Support the achievement of desired Company performance.

•	Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of common stock, thereby encouraging the achievement of superior results over an extended period.

Executive Officer Compensation Program

Myriad’s executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on overall company performance and the achievement of management objectives; and (iii) long-term incentive compensation in the form of periodic stock option grants, with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with Myriad to attract and retain employees.

In considering compensation of Myriad’s executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to Myriad of various components of compensation. We do not believe Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have a material effect on Myriad. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee’s present policy to take reasonable measures to preserve the full deductibility of substantially all executive compensation, to the extent consistent with its other compensation objectives.

Base Salary

The Compensation Committee reviews base salary levels for Myriad’s executive officers on an annual basis. Base salaries are set competitively relative to companies in the biotechnology industry and other comparable companies. In determining salaries, the Compensation Committee also takes into consideration individual experience and performance. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to Myriad. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to their company. In setting base salaries, the Compensation Committee also takes into account the intense level of competition among biotechnology companies to attract talented personnel.

Annual Incentive Bonuses

Bonuses for executive officers of Myriad are discretionary and are awarded on an annual basis by the Compensation Committee at fiscal year end. Bonus amounts are determined based upon overall company performance, together with a subjective review of the individual executive officer’s performance over the past fiscal year and achievement of management objectives or goals related to the executive officer’s areas of responsibility.

Long-term Incentive Compensation

Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of Myriad’s common stock. The Compensation Committee believes that stock option participation aligns executive officers’ interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry, as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

Chief Executive Officer Compensation

Mr. Meldrum was appointed to the position of President and Chief Executive Officer in November 1991. In May 1993, Mr. Meldrum entered into the company’s standard form of Employment Agreement as required of all Myriad employees. Under this agreement, Mr. Meldrum received an annual base salary of $615,475 for the fiscal year ended June 30, 2006, and will be paid an annual base salary of $676,500 for the fiscal year ending June 30, 2007. This is consistent with the range of salary levels received by his counterparts in companies in the biotechnology industry and other comparable companies. The Compensation Committee believes Mr. Meldrum has managed Myriad well in a challenging business climate and has continued to move it towards its long-term objectives. Consistent with this assessment, Mr. Meldrum was awarded a bonus of $338,960 for the fiscal year ending June 30, 2006. Mr. Meldrum’s salary and annual bonus amount is determined by the independent members of the Board following a recommendation by the Compensation Committee.

We granted stock options to Mr. Meldrum to purchase 81,000 shares at a weighted average exercise price of $22.27 in fiscal 2006, compared to 95,000 shares at a weighted average exercise price of $19.52 in fiscal 2005 and 75,000 shares at a weighted average exercise price of $14.61 in fiscal 2004. All such options had an exercise price equal to the fair market value of the company’s common stock as of the date of grant. This option package is designed to align the interests of Mr. Meldrum with those of Myriad’s stockholders with respect to short-term operating results and long term increases in the price of Myriad’s stock. The grant of these options is consistent with the goals of our stock option program as a whole.

THE COMPENSATION COMMITTEE:

Dennis H. Langer, M.D., J.D., Chairman

Walter Gilbert, Ph.D.

John T. Henderson, M.D.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Myriad Genetics, Inc. has three members, Mr. Attiyeh (Chairman), Dr. Gilbert and Dr. Wilson. Each of the members of the Audit Committee are independent directors who meet the independence and experience requirements of The Nasdaq Stock Market, Inc. and the independence requirements of the Securities and Exchange Commission. The Audit Committee has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of Myriad’s financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. This committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing Myriad’s overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Myriad’s independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal 2006, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2006 and the audit of internal controls over financial reporting as of June 30, 2006 with management and KPMG LLP, the company’s independent registered public accounting firm for fiscal 2006;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG LLP its independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and the audit of internal controls over financial reporting and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements and the results of the audit of internal controls over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Robert S. Attiyeh, Chairman

Walter Gilbert, Ph.D.

Linda S. Wilson, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis. An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of directors, officers and 10% stockholders who did not file a Form 5 unless we have obtained a written statement that no filing is required or if we otherwise know that no Form 5 is required. For the fiscal year ended June 30, 2006, Mr. Meldrum and Dr. Skolnick each filed Forms 5 to report gifts they gave of Myriad stock. We received either a written statement from our directors, officers and 10% stockholders or know from other means that no additional Forms 5 were filed or were required to be filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions.

In April 2001, we announced the formation of Prolexys Pharmaceuticals, Inc. (formerly known as Myriad Proteomics, Inc.), a venture of which, as of September 15, 2006, we own 29.1 percent, with Hitachi, Ltd., Oracle Corporation and Peter Friedli Corporate Finance AG. We did not receive any payments from or make any payments to Prolexys in fiscal 2006 and 2005. However, the following officers and directors of Myriad have relationships with Prolexys: (1) Mr. Meldrum, our President and Chief Executive Officer and a Director, serves as a Director of Prolexys; (2) Dr. Gilbert, a Director, served as the Chairman of the Board of Directors of Prolexys until July 15, 2006 and beneficially owns less than 1% of Prolexys’ stock; (3) Dr. Skolnick, our Chief Scientific Officer and Director, serves as a Director of Prolexys. Dr. Gilbert received a retainer of $60,000 per year from Prolexys for his services as Chairman of the Board. Mr. Meldrum and Dr. Skolnick do not receive compensation for their service with Prolexys. We reimburse each of these individuals for ordinary business expenses incurred during their service with Prolexys.

CORPORATE CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers, and every member of our Board of Directors. A copy of the Corporate Code of Conduct and Ethics is publicly available on the Investors Relations—Corporate Governance section of our website at www.myriad.com. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct and Ethics that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market, Inc.

ELECTION OF DIRECTORS

(Notice Item 1)

The Board of Directors currently consists of eight members, classified into three classes as follows: Robert S. Attiyeh and John T. Henderson, M.D. constitute a class with a term ending at the upcoming Annual Meeting (the “Class I directors”); Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. constitute a class with a term ending in 2007 (the “Class II directors”); and Walter Gilbert, Ph.D., Arthur H. Hayes, Jr., M.D., and Dennis H. Langer, M.D., J.D. constitute a class with a term ending in 2008 (the “Class III directors”). At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

On September 6, 2006, the Board of Directors accepted the recommendation of the Nominating and Governance Committee and voted to nominate Robert S. Attiyeh and John T. Henderson, M.D. for election at the Annual Meeting for a term of three years, to serve until the 2009 Annual Meeting of Stockholders, and until their successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted FOR the election as directors of Mr. Attiyeh and Dr. Henderson. In the event that any nominee should become unable or unwilling to serve, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted affirmatively or negatively at the Annual Meeting is required to elect each nominee as a director.

We have adopted a policy on plurality votes for the election of directors. Under this policy, in non-contested elections, if a director receives a greater number of WITHHOLD votes than FOR votes, the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether it should request that the director submit his or her resignation, maintain the director but address what the Nominating and Governance Committee believes is the underlying cause of the WITHHOLD votes, or resolve not to re-nominate the director in the future for election. A copy of this policy is publicly available on the Investor Relations—Corporate Governance section of our website at www.myriad.com.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MR. ROBERT S. ATTIYEH AND DR. JOHN T. HENDERSON AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER OUR 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

(Notice Item 2)

General

The Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan (the “2003 Plan”) was approved by our Board of Directors and stockholders in 2003. As of September 15, 2006, a total of 4,598,324 shares of common stock plus such additional shares as are represented by options previously granted under our 2002 Amended and Restated Stock Option Plan (the “2002 Plan”) which are cancelled or expire in the future are reserved for issuance under the 2003 Plan. As of September 15, 2006, options to purchase 4,326,975 shares of common stock are outstanding under the 2003 Plan. 190,975 shares have been issued upon the exercise of options granted under the 2003 Plan and 80,374 options remain available for issuance. As of September 15, 2006, options to purchase 4,214,089 shares of common stock are outstanding under the 2002 Plan and no shares are available for issuance. By its terms, the 2003 Plan may be amended by the Board of Directors, provided that any amendment which the Board of Directors determines requires stockholder approval is subject to receiving such stockholder approval. On September 6, 2006, the Board of Directors voted to approve an amendment to the 2003 Plan to increase the aggregate number of shares of common stock which may be offered under the Plan by an additional 1,500,000 shares. This amendment is being submitted for your approval to ensure continued qualification of the 2003 Plan under the rules of The Nasdaq Stock Market, Inc. and in order to receive favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code.

Material Features of the 2003 Plan

The following paragraphs provide a summary of the principal features of our 2003 Plan and its operation.

The purpose of the 2003 Plan is to attract, retain and motivate employees, directors and consultants through the issuance of stock options and to encourage ownership of shares of common stock by our employees, directors and consultants. The 2003 Plan is administered by our Compensation Committee. Subject to the provisions of the 2003 Plan, the Compensation Committee determines the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. The Compensation Committee may delegate part of its authority and powers under the 2003 Plan to one or more of our directors and/or officers, but only the Compensation Committee can make awards to participants who are directors or executive officers of Myriad. All employees, directors and consultants of Myriad and its affiliates are eligible to participate in the 2003 Plan. As of September 15, 2006, we had 711 full-time equivalent employees.

Options granted under the 2003 Plan may be either (i) options intended to qualify as “incentive stock options” under Section 422 of the Code, or (ii) non-qualified stock options. Incentive stock options may be granted under the 2003 Plan to employees of Myriad and its affiliates. Non-qualified stock options may be granted to consultants, directors and employees of Myriad and its affiliates. No participant may be granted, during any fiscal year, options to purchase more than 500,000 shares of common stock. The 2003 Plan also provides for the automatic grant annually of 15,000 non-qualified options to each of our non-employee directors. However, non-employee directors nominated pursuant to a contractual obligation are not entitled to such automatic grants. The automatic grant, which will be issued on the date of each annual stockholders’ meeting, has a ten-year term, has an exercise price equal to the fair market value of our common stock on the date of grant and vests one-third (1/3) per year, assuming continued membership on the Board. In addition, the option will become fully exercisable upon a change of control of Myriad or the death of the director.

The aggregate fair market value (determined at the time of grant) of shares issuable to a participant pursuant to incentive stock options which become exercisable in any calendar year under any incentive stock option plan of Myriad may not exceed $100,000. Incentive stock options granted under the 2003 Plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under the 2003 Plan may not be granted at an exercise price less than the fair market value of our common stock on the date of grant. An option granted under the 2003 Plan is exercisable, during the option holder’s lifetime, only by the option holder and is not transferable by him or her except (i) by will or by the laws of descent and distribution, or (ii) as otherwise determined by the Administrator and set forth in the applicable option agreement.

An option granted under the 2003 Plan cannot generally be exercised until it becomes vested. Except as set forth above for automatic director grants, the Compensation Committee establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Compensation Committee. Options granted under the 2003 Plan expire at the times established by the Compensation Committee, but not later than 10 years after the grant date. However, incentive stock options granted under the 2003 Plan may not expire more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of our voting stock.

In granting any non-qualified stock option, the Compensation Committee may specify that such non-qualified stock option shall be subject to such termination or cancellation provisions as the Compensation Committee shall determine. Options granted under the 2003 Plan are generally exercisable after the termination of the option holder’s employment with us (other than by reason of death, disability or termination for cause as defined in the 2003 Plan) to the extent exercisable on the date of such termination, at any time prior to the earlier of the option’s specified expiration date or three months after such termination for incentive stock options and for non-qualified options, for the remainder of the life of the option. Generally, in the event of the option holder’s death, all incentive stock options and non-qualified stock options immediately vest and may be exercised by the option holder’s survivors at any time until the option’s specified expiration date. In the event of the option holder’s disability, incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of disability (plus a pro rata portion of the option if the option vests periodically), by the option holder at any time prior to the earlier of the option’s specified expiration date or one year from the date of the option holder’s disability for incentive stock options and for non-qualified stock options until the option’s specified expiration date. In the event of the option holder’s termination for cause, all outstanding and unexercised options are forfeited.

If the shares of our common stock shall be subdivided or combined into a greater or smaller number of shares or if we shall issue any shares of common stock as a stock dividend on our outstanding common stock, the number of shares of common stock deliverable upon the exercise of an option granted under the 2003 Plan shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. If we were to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise (an “Acquisition”), the Board of Directors or the board of directors of any entity assuming our obligations under the 2003 Plan (the “Successor Board”), shall, as to outstanding options under the 2003 Plan either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of common stock in connection with the Acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the participants, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the Compensation Committee, all options being made fully exercisable for purposes of such transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the Compensation Committee, all options being made fully exercisable for purposes of such transaction) over the exercise price thereof. In the event of a recapitalization or reorganization of Myriad (other than an Acquisition) pursuant to which securities of Myriad or of another corporation are issued with respect to the outstanding shares of common stock, an option holder upon exercising an option under the 2003 Plan, shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such option prior to such recapitalization or reorganization.

The 2003 Plan may be amended by our stockholders. The 2003 Plan may also be amended by the Board of Directors, provided that any amendment approved by the Board of Directors which is of a scope that requires stockholder approval as required by the rules of The Nasdaq Stock Market, Inc., in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval.

On September 15, 2006, the closing market price per share of our common stock was $24.40, as reported by The NASDAQ Global Select Market.

Federal Income Tax Considerations

The following is a description of certain United States federal income tax consequences of the issuance and exercise of options under our 2003 Plan:

Stock options granted under the 2003 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the option holder at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the difference between the fair market value of the shares on the date of exercise and the exercise price will be an item of tax preference includible in “alternative minimum taxable income.” The option holder will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the option holder has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the option holder will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or the amount realized on a disqualifying sale, if less) over the exercise price paid for those shares will be taxable as ordinary income to the option holder; any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

Non-Statutory Options. No taxable income is recognized by an option holder upon the grant of a non-statutory option. The option holder will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income.

An option holder’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercise of a non-statutory option or the disqualifying disposition of an incentive stock option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.

The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the increase in the aggregate number of shares of common stock available under the 2003 Plan.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE 2003 PLAN TO INCREASE BY 1,500,000 SHARES THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER THE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH

STOCK MAY BE ISSUED PURSUANT TO OUR

EMPLOYEE STOCK PURCHASE PLAN

(Notice Item 3)

General

The Myriad Genetics, Inc. Employee Stock Purchase Plan (the “Plan”) was approved by our Board of Directors and stockholders in 1994. Amendments to the Plan were approved in 1995 and 2004. A total of 600,000 shares of common stock have been reserved for issuance under the Plan. The Plan may be amended by the Board of Directors, provided that any amendment which the Board of Directors determines requires stockholder approval is subject to receiving such stockholder approval. On September 6, 2006, the Board of Directors voted to approve an amendment to the Plan to increase the aggregate number of shares of common stock which may be offered under the Plan by 400,000 shares. As of September 15, 2006, only 74,072 shares of common stock remained available for issuance under the Plan, as 525,928 shares of the 600,000 shares reserved have been purchased by employees. This amendment is being submitted for your approval to ensure continued qualification of the Plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Material Features of the Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation.

Generally, all employees that work 20 hours or more per week and more than five months in a calendar year, and who have been continuously employed by us for at least the three months immediately prior to any offering period, are eligible to participate. However, any employee who would own more than five percent of the total combined voting power of our stock immediately after a grant under the Plan is not eligible to participate and no participant may purchase more than $25,000 of our common stock in any one calendar year.

The Plan is implemented by a series of consecutive six-month offering periods with a new offering period starting on June 1 and December 1 of each year. We will deduct up to 10% of each participating employee’s pay per year, beginning on the first day of each designated offering period. On the first day of each offering period, each participating employee will be granted an option to purchase shares of our common stock. Unless a participating employee withdraws from the Plan prior to the end of the offering period, on the last day of the offering period, the option will be automatically exercised for the purchase of a number of shares of our common stock determined by dividing the participating employee’s contributions during the offering period by the lesser of (1) 85% of the fair market value of our common stock on the first day of the offering period, or (2) 85% of the fair market value of our common stock on the last day of the offering period. Participating employees may end their participation at any time during an offering period, at which time they will receive all amounts deducted pursuant to the Plan for that offering period. Participation in the Plan ends automatically upon termination of employment.

The Board of Directors may amend or terminate the Plan at any time and in any respect without stockholder approval unless stockholder approval is required by law. The Plan will continue in effect for a term of twenty years from the date of its adoption by the Board of Directors in 1994, subject to the right of the Board of Directors to terminate the Plan at any earlier time. In the event we are acquired, each option under the Plan may be assumed or substituted with an equivalent option by the successor corporation.

Certain Federal Income Tax Consequences

Set forth below is a discussion of certain U.S. federal income tax consequences with respect to awards that may be granted pursuant to the Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the Plan.

The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. In general, a participant will not recognize U.S. taxable income upon enrolling in the Plan or upon purchasing shares of our common stock under the Plan. Instead, if a participant sells common stock acquired under the Plan for an amount that exceeds the price paid by the participant to acquire the shares under the Plan (“Employee Share Price”), then the participant will recognize taxable income in an amount equal to the excess of the sale price of the common stock over the Employee Share Price, partially as ordinary income and partially as capital gain, depending upon the date of the sale. If the participant sells the common stock more than one year after acquiring it and more than two years after the beginning of the applicable offering period, and the sale price of the common stock is higher than the Employee Share Price, then the participant will recognize ordinary income in an amount equal to the lesser of (i) 15% of the fair market value of our common stock at the beginning of the offering period; and (ii) the excess of the sale price of the common stock over the Employee Share Price. The balance of the income will be treated as long-term capital gain. If the sale price of the common stock is less than the Employee Share Price, then the participant will recognize long-term capital loss in an amount equal to the excess of the Employee Share Price over the sale price of the common stock.

If the participant sells the common stock within one year after acquiring it or within two years after the beginning of the applicable offering period (a “Disqualifying Disposition”), then the participant will recognize as ordinary compensation income an amount equal to the excess of the fair market value of our common stock on the date that it was purchased over the Employee Share Price plus either (i) capital gain in an amount equal to the excess of the sale price of the common stock over the fair market value of our common stock on the date that it was purchased, or (ii) capital loss in an amount equal to the excess of the fair market value of our common stock on the date that it was purchased over the sale price of the common stock. This capital gain or loss will be a long-term capital gain or loss if the participant held the common stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant held the common stock for a shorter period.

The offerings of our common stock under the Plan will have no tax consequences to us. Moreover, in general, neither the purchase nor the sale of our common stock acquired under the Plan will have any federal income tax consequences to us except that we will be entitled to a compensation deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations on deductions for certain employee remuneration contained in Section 162(m) of the Code.

As of September 15, 2006, a total of 376 employees were participating in the Plan including Messrs. Evans, Hockett, Laslie, Marsh, Moyes, Simon and Dr. Hobden. However, it is not possible to determine the benefits that these employees will receive.

The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the increase in the aggregate number of shares of common stock available under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE PLAN TO INCREASE BY 400,000 SHARES THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK MAY BE ISSUED UNDER THE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 4)

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. KPMG LLP audited our financial statements for the fiscal years ended June 30, 2006 and 2005.

Change in Certifying Accountant

On September 8, 2006, the Audit Committee dismissed KPMG LLP as the Company’s independent registered public accounting firm. On that same date, the Audit Committee appointed Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending June 30, 2007.

The audit reports of KPMG LLP on the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2006 and June 30, 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended June 30, 2006 and June 30, 2005, and through September 8, 2006, there were no (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events described under Item 304(a)(1)(v) of Regulation S-K.

In deciding to select Ernst & Young LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending June 30, 2007. During the two fiscal years ended June 30, 2006 and 2005, and through September 8, 2006, the Company did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

* * *

The Board proposes that the stockholders ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending June 30, 2007, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or Restated By-Laws. We expect that representatives from KPMG LLP and Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to response to appropriate questions.

Audit and Non-Audit Fees

The following is a summary of the fees charged to us by KPMG LLP for services rendered during the last two fiscal years:

Type of Fee	Fiscal Year Ended 6/30/06	Fiscal Year Ended 6/30/05
Audit Fees	$305,760	$180,780
Audit Related Fees	$53,000	$12,700
Tax Fees	$33,500	$30,000
All Other Fees	$0	$0

Total	$392,260	$223,480

Audit Fees—Fees for the audit of our annual financial statements included in our report on Form 10-K, audit of our internal controls, and reviews of our quarterly financial statements included in our reports on Form 10-Q.

Audit Related Fees—Fees for other audit related services including other SEC filings, comfort letters and consents.

Tax Fees—Fees for preparation and review of tax returns and tax consultations.

All Other Fees—We did not engage KPMG LLP to perform any other services other than those listed separately above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

If our stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the fiscal year ending June 30, 2007, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the Audit Committee will reconsider, but not necessarily rescind, the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2007 (the “2007 Meeting”), we must receive stockholder proposals no later than June 18, 2007. To be considered for presentation at the 2007 Meeting, although not included in the proxy statement, proposals (including nominations) must be received no earlier than August 18, 2007 and no later than September 17, 2007. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2007 Meeting and we do not issue a public announcement naming the nominees and specifying the size of the increase by September 7, 2007, to be considered for presentation at the 2007 Meeting, although not included in the proxy statement, nominations must be received not later than the tenth day following the day on which such public announcement is made. Proposals not received in a timely manner will not be voted on at the Annual Meeting. If a proposal is received in a timely manner, the proxies that management solicits for the 2007 Meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Secretary, and the corporate governance policies applicable to nominations for directors, copies of which are available through the Investor Relations—Corporate Governance section of our website at www.myriad.com. All stockholder proposals should be marked for the attention of: Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors:

Richard M. Marsh

Secretary

Salt Lake City, Utah

October 16, 2006

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2006 (OTHER THAN EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: RICHARD M. MARSH, SECRETARY, MYRIAD GENETICS, INC., 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 (801-584-3600).

MYRIAD GENETICS, INC.

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.’S

BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 16, 2006 in connection with the Annual Meeting to be held at 9:00 a.m., MST, on Thursday, November 16, 2006 at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108 and hereby appoints Peter D. Meldrum and Jay M. Moyes, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

SEE REVERSE SIDE FOR ALL PROPOSALS. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. Please mark, date and return this card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

(SEE REVERSE SIDE)

Electronic Distribution

If you would like to receive future Myriad Genetics, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Please Detach and Mail in the Envelope Provided

☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

1.     Election of two Class I Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate) for a three-year term.

Nominees:	Robert S. Attiyeh and John T. Henderson, M.D.

FOR	WITHHELD
☐	☐

☐
For all nominees except as noted above.

2.     Proposal to amend the 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of common stock available for issuance thereunder by 1,500,000 shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.     Proposal to amend the Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance thereunder by 400,000 shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.     Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this proxy will be voted FOR Proposals 1, 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature:	Date:

Signature:	Date:

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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